                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. )



Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6 (e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)240.14a-12

                         Hollywood Casino Corporation
           --------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


                         Hollywood Casino Corporation
           --------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

    1)  Title of each class of securities to which transaction applies:
    2)  Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    4)  Proposed maximum aggregate value of transaction:
    5)  Total fee paid:


[ ] check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount previously paid:
                               -----------------------------------------------
    2)  Form, Schedule or Registration Statement No.:
                                                     -------------------------
    3)  Filing Party:
                     ---------------------------------------------------------
    4)  Date Filed:
                   -----------------------------------------------------------

                          HOLLYWOOD CASINO CORPORATION

                         Two Galleria Tower, Suite 2200
                             13455 Noel Road, LB 48
                              Dallas, Texas  75240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 28, 1998


To the Stockholders of
 Hollywood Casino Corporation

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hollywood Casino Corporation (the "Company") will be held at the Westin Hotel, 13340 Dallas Parkway, in the City of Dallas, Texas 75240 on the 28th day of May 1998, at 10:30 a.m. (local time) for the following purposes:

    1. To elect two (2) directors to hold office until their respective successors have been duly elected and qualified.

    2. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for fiscal year 1998.

    3. To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

    The Board of Directors has fixed the close of business on April 15, 1998, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, such meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to such meeting.

    YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING. YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD BE PRESENT AT THE ANNUAL MEETING AND SHOULD REQUEST SUCH RETURN OR IF YOU SHOULD REQUEST SUCH RETURN IN THE MANNER PROVIDED FOR REVOCATION OF PROXIES ON THE INITIAL PAGE OF THE ENCLOSED PROXY STATEMENT. PROMPT RESPONSE BY OUR STOCKHOLDERS WILL REDUCE THE TIME AND EXPENSE OF PROXY SOLICITATION.

                                    BY ORDER OF THE BOARD OF DIRECTORS,


                                     William D. Pratt, Secretary

Dallas, Texas
April 28, 1998

                         HOLLYWOOD CASINO CORPORATION

                         Two Galleria Tower, Suite 2200
                             13455 Noel Road, LB 48
                              Dallas, Texas  75240

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 28, 1998

                     SOLICITATION AND REVOCATION OF PROXIES

   This Proxy Statement and the accompanying Proxy are being mailed to the stockholders of Hollywood Casino Corporation (the "Company") on or about April 28, 1998, in connection with the solicitation of Proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held on May 28, 1998 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment(s) thereof.

   The accompanying form of Proxy is designed to permit each holder of the Company's common stock, par value $.0001 per share ("Common Stock"), to vote for or withhold voting for any or all of the nominees for election as directors of the Company listed under Proposal 1 and to authorize the proxies to vote in their discretion with respect to any other proposal brought before the Annual Meeting. When a stockholder's executed and dated proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specifications are made, such Proxy will be voted by those persons named in the Proxy at the Annual Meeting: FOR the election of the nominees specified under the caption "Election of Directors" in Proposal 1 and FOR the action specified in Proposal 2.

   The Company encourages the personal attendance of stockholders at its annual meetings, and giving of a Proxy does not preclude the right to vote in person should any stockholder giving the Proxy so desire. Any stockholder of the Company giving a Proxy has the right to revoke his or her Proxy at any time prior to the voting thereof either in person at the Annual Meeting or by giving written notice to the Company addressed to Mr. William D. Pratt, Secretary, Hollywood Casino Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

   In addition to the solicitation of Proxies by use of the mail, officers and regular employees of the Company may solicit the return of Proxies by personal interview, telephone and telegraph. Such officers and employees will not be additionally compensated, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of stock. The cost of preparing, printing, assembling, and mailing the Notice of Annual Meeting, this Proxy Statement, the form of Proxy enclosed herewith and any additional material, the cost of forwarding solicitation material to the beneficial owners of stock and other costs of solicitation are to be borne by the Company.

                            PURPOSES OF THE MEETING

   At the Annual Meeting, the stockholders of the Company will consider and vote on the following matters:

   1. The election of two (2) directors to hold office until their respective successors have been duly elected and qualified.

   2. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for fiscal year 1998.

   3. Such other and further business as may properly come before the meeting or any adjournment(s) thereof.

                    VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

GENERAL

   The Board of Directors of the Company has fixed the close of business on April 15, 1998, as the record date (the "Record Date") for the Annual Meeting. Only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof. On the Record Date there were 24,949,976 shares of Common Stock issued and outstanding, all of which are entitled to vote. The Common Stock is the only class of stock entitled to vote at the Annual Meeting. Holders of the Company's Common Stock of record as of the Record Date will be entitled to one (1) vote per share on all matters to be acted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting or any adjournment(s) thereof is necessary to constitute a quorum to transact business. In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for certain nominees for director. Abstentions are counted for purposes of determining a quorum to conduct business, but are ignored in vote tabulation, thereby increasing the number of votes necessary to effectuate any proposal. The inspectors of election will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, as shares that are present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the Proxy that it does not have discretionary authority to vote, those shares will be treated as not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters). Broker non-votes will have no effect on determining the outcome of the election of the director or the proposal to ratify the appointment of the accountants.

   All shares of Common Stock will vote as a single class. Neither the Company's Certificate of Incorporation nor its Bylaws provide for cumulative voting rights.

REGULATION

   Holders of Class A Common Stock may be subject to certain regulatory restrictions on ownership. The Illinois Gaming Board and Mississippi Gaming Commission may require persons holding Class A Common Stock to be investigated and licensed or found suitable to hold such stock. The gaming laws and regulations of other jurisdictions in which the Company may seek or obtain licenses may also contain restrictions on the ability of a person or group to acquire or hold Class A Common Stock or may require regulatory approval. Finally, the federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916 and applicable regulations thereunder contain provisions designed to present persons who are not citizens of the United States, as defined therein, from holding in the aggregate more than 25% of the outstanding shares of Class A Common Stock. A holder of Class A Common Stock who cannot legally hold such shares, or who exposes the Company to a risk of loss of a license or other regulatory risks, may be required to sell his or her shares of Class A Common Stock to a qualified buyer or to the Company at the price prescribed by law or, if no price is prescribed, at the fair market value (defined in the Company's Certificate of Incorporation).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   Based on filings with the Securities and Exchange Commission, no persons, other than certain directors of the Company, are known who beneficially owned more than 5% of the outstanding Common Stock as of the Record Date.

SECURITY OWNERSHIP OF MANAGEMENT

   The following information pertains to the Common Stock beneficially owned by each director and by each executive officer named under "Remuneration of Directors and Executive Officers" and by all current directors and officers of the Company as a group as of the Record Date:

                                   Shares of    Percentage of
                                  Common Stock   Outstanding
                                  Beneficially      Common
Beneficial Owner                   Owned (a)        Stock
----------------                 --------------  ------------

Jack E. Pratt..................   5,581,594 (b)     22.1%
Edward T. Pratt, Jr............     956,748 (c)      3.8%
William D. Pratt...............   3,762,230 (d)     15.1%
Edward T. Pratt III............   2,832,621 (e)     11.2%
Richard D. Knight..............      80,999            *
Theodore H. Strauss............      15,500 (f)        *
James A. Colquitt..............      12,500 (f)        *
Oliver B. Revell III...........      10,000 (f)        *
All directors and officers as
  a group (9 individuals)......  13,264,192 (g)     51.8%

-----------------------------

*   Less than 1%

(a) Except as otherwise described, each individual has the sole power to vote and dispose of the Common Stock beneficially owned by him.

(b) Beneficial ownership is attributable to the following: (i) C. A. Pratt Partners, Ltd., a Texas limited partnership of which Jack E. Pratt is the General Partner, owns 1,282,123 shares (5.1%) of the outstanding stock of the Company, (ii) J.E. Pratt Co. No. 1, a Texas general partnership of which Mr. Pratt is the Managing General Partner, owns 1,799,387 shares (7.2%) of the outstanding stock of the Company, (iii) the W.D. Pratt Family Trust, for which Mr. Pratt is the Managing Trustee, owns 1,003,867 shares (4%) of the outstanding stock of the Company, (iv) the MEP Family Partnership and the CLP Family Partnership, both Texas general partnerships for which Mr. Pratt is the Managing General Partner, own 14,000 and 7,000 shares, respectively, less than 1% of the outstanding stock of the Company and (v) 458,888 shares (1.8%) of the outstanding common stock of the Company held by Mr. Pratt as custodian for his minor children. Also includes options to purchase 300,000 shares of common stock of the Company exercisable within 60 days under the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan").

(c) Beneficial ownership is attributable to E.T. Pratt Co. No. 1, a Texas general partnership of which Edward T. Pratt, Jr. is the Managing General Partner, which owns 926,748 shares (3.7%) of the outstanding stock of the Company.

(d) Beneficial ownership is attributable to the following: (i) W.D. Pratt Co. No. 1, a Texas general partnership of which William D. Pratt is the Managing General Partner, owns 290,830 shares (1.2%) of the outstanding stock of the Company, (ii) the J.E. Pratt Family Trust I, for which Mr. Pratt is the Managing Trustee, owns 3,441,650 shares (13.8%) of the outstanding stock of the Company and (iii) WDP Jr. Family Trust, for which Mr. Pratt is the Managing Trustee, owns 9,750 shares, less than 1% of the outstanding stock of the Company.

(e) Beneficial ownership is attributable to the E. Pratt Family Trust, of which Edward T. Pratt III is the Managing Trustee, which owns 2,076,013 shares (8.3%) of the outstanding stock of the Company. Also includes options to purchase 300,000 shares of Common Stock of the Company exercisable within 60 days under the 1996 Plan.

(f) Includes 12,500 shares of Common Stock of the Company for each of Messrs. Strauss and Colquitt and 10,000 shares of Common Stock of the Company for Mr. Revell subject to options exercisable within 60 days of the date hereof under the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan (the "Directors' Plan").

(g) Includes 635,000 shares of Common Stock of the Company subject to options exercisable within 60 days of the date hereof.

                             ELECTION OF DIRECTORS

    The Amended and Restated Articles of Incorporation of the Company provide that the Board of Directors shall consist of not fewer than three (3) members and that the number of directors shall be determined by resolution of the Board of Directors at any meeting. By action of the Board of Directors, the number of directors comprising the Board of Directors has been set at seven (7). The Board of Directors is divided into three classes of approximately equal size, and directors are elected for staggered three-year terms. The class standing for reelection at the Company's annual stockholders meeting in 1998 consists of Messrs. Edward T. Pratt, Jr. and William D. Pratt; 1999 consists of Messrs. Jack
E. Pratt, Edward T. Pratt III and Theodore H. Strauss; and 2000 consists of Messrs. James A. Colquitt and Oliver B. Revell III.

    Unless otherwise directed on any duly executed and dated Proxy, it is the intention of the persons named in such Proxy to nominate and to vote the shares represented by such Proxy for the election of the nominees listed in the table below for the office of director of the Company to hold office until their respective successors have been duly elected and qualified:

                              Year First
                               Became a
       Name and Age            Director     Present Offices Held in the Company
       ------------           ----------    ------------------------------------

Edward T. Pratt, Jr. (74)        1990       Vice Chairman of the Board, Vice
                                            President, Treasurer and Director

William D. Pratt (69)            1990       Executive Vice President, Secretary,
                                            General Counsel and Director

   The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the person or persons voting the Proxy will vote the shares represented by such Proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors. Each nominee, so far as the Board can determine, is willing to serve and intends to serve the entire term if elected. If elected as a director of the Company, each director will hold office until his respective successor has been duly elected and qualified.

BUSINESS EXPERIENCE FOR PAST FIVE YEARS

   The following information summarizes the business experience during at least the past five years of each person nominated to be a director of the Company:

   Mr. Edward T. Pratt, Jr. has held his positions with the Company since 1990 and has served for more than five years as Treasurer and Vice Chairman of the Board of Directors of Greate Bay Casino Corporation ("GBCC", formerly known as Pratt Hotel Corporation), which, until December 31, 1996, was an approximately 80% owned subsidiary of the Company. Mr. Pratt also served until January 2, 1998 as Vice Chairman of the Board of Directors of GB Holdings, Inc. and of GB Property Funding Corp. and as a Director of Greate Bay Hotel and Casino, Inc. ("GBHC"), all wholly owned subsidiaries of GBCC. On January 5, 1998, each of the previously named GBCC subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey.

   William D. Pratt has held his positions with the Company since 1990 and has served as Executive Vice President, Secretary, General Counsel and Director of GBCC for more than five years. Mr. Pratt also served until January 2, 1998 as Executive Vice President, General Counsel and Secretary of GB Holdings, Inc. and of GB Property Funding Corp. and as a director of GBHC. On January 5, 1998, these three GBCC subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

REQUIRED VOTE

   Assuming the presence of a quorum, the affirmative vote of the holders of at least of a plurality of the issued and outstanding shares of Common Stock present, in person or by proxy, at the Annual Meeting is necessary for the election of directors. The Directors have informed the Company that they intend to vote all of their shares of Common Stock in favor of the nominees, and, because the Directors own or beneficially own 51.5% of the outstanding Common Stock, election of the nominees is assured.

RECOMMENDATION

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

BOARD MEETINGS AND COMMITTEES

   Non-employee directors of the Company receive an annual fee of $50,000 for service on the Board of Directors as well as grants of stock options as more fully described at "Remuneration of Directors and Executive Officers - Stock Option Plans - The Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan" below. The Board of Directors of the Company held four regular and three special meetings during the year ended December 31, 1997. All directors attended at least 75% of all meetings of the Board of Directors and committees thereof for which they were eligible to serve.

   The Board of Directors of the Company has Audit, Compensation and Stock Option Committees, but does not have a standing nominating committee. The Board of Directors does not have a nominating committee because the Board of Directors as a whole functions in this capacity. The Board of Directors will consider nominees recommended by a stockholder. The Company's Certificate of Incorporation provides that a stockholder may nominate a director at the Annual Meeting if written notice is delivered to the Company by the tenth day following the date the Notice of the Annual Meeting was mailed. No additional compensation or fees are paid to directors for attending Audit, Compensation and Stock Option Committee meetings.

   AUDIT COMMITTEE. The Audit Committee has the duty to (i) recommend annually to the Board of Directors the independent public accountants to be engaged to audit the books, records and accounts of the Company for the ensuing year; (ii) arrange the details for the engagement of the independent public accountants, including the remuneration to be paid; (iii) review with the Company's independent public accountants, as well as the Company's controller and other appropriate personnel, the Company's general policies and procedures with respect to audits and accounting and financial controls and the general accounting and reporting principles that should be applied in preparing the Company's financial statements; (iv) meet with the independent public accountants as required and review with them the Company's interim and year-end financial statements, any certification, report or opinion that the independent public accountants propose to render in connection with such statements, and any other appropriate matter; and (v) make such reports and recommendations to the Board of Directors in connection with the foregoing as it shall deem appropriate or as the Board of Directors may request, and take such action thereon as the Board of Directors may direct it to take. The Audit Committee is comprised of Messrs. James A. Colquitt, Oliver B. Revell III and Edward T. Pratt, Jr. Mr. Revell succeeded Mr. Theodore H. Strauss on the Audit Committee effective September 12, 1997. The Audit Committee met four times during 1997.

   COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors has the duty to review the compensation of the Company's executive officers.
The Compensation Committee is comprised of Messrs. William D. Pratt, James A. Colquitt and Theodore H. Strauss. Mr. Jack E. Pratt also served on the Compensation Committee prior to May 30, 1997. The Compensation Committee met once during 1997. The report of the Compensation Committee appears in this Proxy Statement under the heading "Remuneration of Directors and Executive Officers."

   STOCK OPTION COMMITTEE. The Stock Option Committee of the Board of Directors has the duty to review the granting of stock options to key officers and employees of the Company. The Stock Option Committee is comprised of Messrs. Theodore H. Strauss and James A. Colquitt. The Stock Option Committee met once during 1997.

FAMILY RELATIONSHIPS

   Messrs. Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt are brothers (the "Pratt Brothers"). Mr. Edward T. Pratt III, President and Chief Operating Officer of the Company, is the son of Mr. Edward T. Pratt, Jr. There is no other family relationship between any of the directors and any executive officers of the Company or its subsidiaries or affiliates.

CERTAIN RELATIONSHIPS

   See "Transactions with Management" for certain transactions between directors and the Company or its subsidiaries or affiliates.

                                   MANAGEMENT

   Certain information is set forth below concerning the directors, executive officers and certain key employees of the Company. For a discussion of other activities of certain of the directors and officers and certain entities with which they are affiliated, see "Transactions with Management."

                  Name                    Age            Position
                  ----                    ---            --------

Jack E. Pratt (1).......................   71  Chief Executive Officer and
                                               Chairman of the Board of
                                               Directors of the Company

Edward T. Pratt, Jr. (2)................   74  Vice President, Treasurer and
                                               Vice Chairman of the Board of
                                               Directors of the Company

William D. Pratt (2)....................   69  Executive Vice President,
                                               Secretary, General Counsel and
                                               Director of the Company

Edward T. Pratt III (3).................   42  President, Chief Operating
                                               Officer and Director of
                                               the Company

James A. Colquitt (4)...................   79  Director of the Company

Theodore H. Strauss (5).................   73  Director of the Company

Oliver B. Revell III (6)................   59  Director of the Company

Charles F. LaFrano III (7)..............   43  Vice President of Finance of
                                               the Company

Richard D. Knight (8)...................   50  Executive Vice President -
                                               Operations of the Company;
                                               Executive Vice President and
                                               Chief Operating Officer of
                                               Hollywood Casino - Aurora, Inc.
                                               ("HCA") and HWCC - Tunica, Inc.
                                               ("HCT"), both wholly owned
                                               subsidiaries of the Company

----------------------------

(1) Mr. Jack E. Pratt has been Chief Executive Officer and Chairman of the Board of the Company since 1993. From 1990 to May 1995, he also served as President of the Company. Mr. Pratt also served as Chairman of the Board of Directors and Chief Executive Officer of GBCC for more than five years prior to his resignation from such positions on January 2, 1998. Mr. Pratt served as Chairman of the Board of Directors and Chief Executive Officer of GB Holdings, Inc. and GBHC and as

    Chairman of the Board of Directors, President and Chief Executive Officer of GB Property Funding Corp. until January 2, 1998. On January 5, 1998, these three GBCC subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey.

(2) See "Election of Directors - Business Experience for Past Five Years" for certain information with respect to Messrs. Edward T. Pratt, Jr. and William
    D. Pratt.

(3) Mr. Edward T. Pratt III has served on the Board of Directors of the Company since 1992. From 1992 to July 1993, he served as Vice President of the Company; from July 1993 to May 1995, he served as Executive Vice President of the Company; and in May 1995, Mr. Pratt was elected President and Chief Operating Officer of the Company. Mr. Pratt served as Executive Vice President-Development and Corporate Affairs of GBCC for more than 5 years until November 1995 when he was elected President and Chief Operating Officer of GBCC. He also served until January 2, 1998 as President, Chief Operating Officer and a director of GB Holdings, Inc.; as Executive Vice President and a director of GB Property Funding Corp.; and as a director of GBHC. On January 5, 1998, these three GBCC subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

(4) Mr. James A. Colquitt is self-employed as an insurance consultant and was elected to the Board of Directors of the Company in December 1995. Until 1983, Mr. Colquitt was Chairman of the Board of Colquitt, Owens & Stephens, a general insurance agency based in Marietta, Georgia. From 1986 until November 1995, Mr. Colquitt served on the Board of Directors of GBCC.

(5) Mr. Theodore H. Strauss has served on the Board of Directors of the Company since 1993. Mr. Strauss has been a Senior Managing Director of Bear, Stearns & Co. Inc., a leading national investment banking firm, for more than five years. He also serves on the Board of Directors of Clear Channel Communications and Sizeler Property Investors. Bear, Stearns & Co. Inc. served as an underwriter with respect to the October 1995 offering of Senior Secured Notes by the Company.

(6) Mr. Oliver B. Revell III was elected to fill an existing vacancy on the Board of Directors on September 12, 1997. Mr. Revell has been President of Revell Group International, a security consulting business, since September 1994. From May 1991 until September 1994, Mr. Revell was a special Agent in Charge for the Federal Bureau of Investigation.

(7) Mr. Charles F. LaFrano III has served as Vice President of Finance of the Company since 1994 and has served as Vice President of GBCC for more than five years. Mr. LaFrano also served until January 2, 1998 as Vice President and Assistant Secretary of GB Holdings, Inc. and GB Property Funding Corp. On January 5, 1998, these GBCC subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

(8) Richard D. Knight was elected Executive Vice President of Operations of the Company in May 1995. He has also served as Executive Vice President and Chief Operating Officer of HCA since 1992 and of HCT since 1994. Mr. Knight was also elected President of GBHC on December 10, 1997 and Chief Executive Officer and a director of GBHC on January 2, 1998. He was also elected President, Chief Executive Officer and a director of both GB Holdings, Inc. and GB Property Funding Corp. on January 2, 1998. On January 5, 1998, these three GBCC subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Knight has over 20 years of casino operating experience and was previously employed as a senior operating officer within the Bally organization, serving most recently as Senior Vice President of Bally's Park Place, Inc. in Atlantic City, New Jersey from 1991 to 1992.

   Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors, officers and certain stockholders to file with the Securities and Exchange Commission an initial statements of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the year ended December 31 1997 and through March 31, 1998 and of Forms 5 and amendments thereto furnished with respect to the year ended December 31, 1997, the Company has determined that J. E. Pratt Family Trust I was late in the filing of an initial statement of beneficial ownership; J. E. Pratt Family Trust and William D. Pratt Family Trust were each late once in filing a statement of change in beneficial ownership for one and two transactions, respectively; and Jack E. Pratt was late twice in filing a statement of change in beneficial ownership, involving a total of three transactions.

                REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

   SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

   The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company determined as of the end of the last fiscal year (hereafter referred to as the named executive officers) for the fiscal years ended December 31, 1997, 1996 and 1995.

                                                   ANNUAL COMPENSATION              LONG-TERM
                                           ----------------------------------      COMPENSATION
                                                                  OTHER ANNUAL        AWARDS/       ALL OTHER
 NAME AND PRINCIPAL POSITION       YEAR     SALARY       BONUS    COMPENSATION (1)    OPTIONS     COMPENSATION (2)
 ---------------------------       ----    --------    --------   ---------------- ------------   ----------------

Jack E. Pratt (3)                  1997    $643,235    $228,476       $     -         150,000        $ 33,920
 Chief Executive                   1996     646,770           -        14,000         150,000         279,984
 Officer and Chairman of the       1995     565,998     205,000        14,000               -         211,772
 Board of the Company

Edward T. Pratt III (3)            1997     423,840     228,476             -         150,000           3,500
 President and Chief Operating     1996     426,167           -             -         150,000           1,980
 Officer of the Company            1995     325,897     118,000             -               -           1,980

Edward T. Pratt, Jr. (3)           1997     324,312     101,545             -               -           3,500
 Vice President, Treasurer and     1996     325,891           -        18,500               -         171,150
 Vice Chairman of the Board of     1995     284,001      62,000        18,500               -          43,396
 the Company

William D. Pratt                   1997     294,195     101,545             -               -          11,547
 Executive Vice President,         1996     295,811           -        14,000               -         215,208
 Secretary and General Counsel     1995     242,499      53,000        13,000               -          66,508
 of the Company

Richard D. Knight (4)
 Executive Vice President -        1997     459,838      67,170             -               -           3,500
 Operations of the Company,        1996     459,114      50,000             -               -           1,980
 Executive Vice President and      1995     378,888      80,000             -               -           1,980
 Chief Operating Officer of HCA
 and HCT

--------------------------

(1) Represents directors' fees for service as a director to a subsidiary of GBCC.

(2) Includes matching contributions by the Company to The Hollywood Casino Corporation and Subsidiaries Retirement Savings Plan on behalf of the named executive officer. See also "Employee Retirement Savings Plan" below. Amounts set forth above for Messrs. Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt also include pension benefit accruals on their behalf. See also "Employment Contracts" below.

(3) Mr. Jack Pratt held and Messrs. Edward Pratt, Jr., William D. Pratt and Edward T. Pratt III concurrently hold the positions as officers of GBCC described under the caption "Management." GBCC reimburses the Company for that portion of salary, bonus and other compensation which relates to services provided to GBCC. Of the salary, bonus and all other compensation amounts reported above, the following tabulation presents amounts which relate to services which the Messrs. Pratt provided to the Company:

                                                          ALL OTHER
                              SALARY        BONUS       COMPENSATION
                            ----------    ----------   --------------

    Jack E. Pratt
      1997                  $  434,709    $  228,476     $   16,960
      1996                     386,823          -           139,992
      1995                     454,930       133,250        105,886


    Edward T. Pratt, Jr.
      1997                     185,839       101,545          1,750
      1996                     191,417          -            85,575
      1995                     202,941        31,000         21,698

    William D. Pratt
      1997                     150,268       101,545          5,774
      1996                     172,188          -           107,604
      1995                     201,792        26,500         33,254

    Edward T. Pratt III
      1997                     230,927       228,476          1,750
      1996                     284,579          -               990
      1995                     274,031       100,300            990

(4) During 1997, GBCC reimbursed the Company for a portion of Mr. Knight's salary based on certain overhead allocation agreements existing between the Company and GBCC (see "Transactions with Management"). Of the amounts reported above, the following amounts relate to services provided by Mr. Knight to the Company: Salary - $356,943, bonus - $67,170, all other compensation - $3,500.

                       OPTION GRANTS IN LAST FISCAL YEAR

   The following table contains information concerning the grant of stock options under the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan") to the named executive officers. No grants of stock options under the Hollywood Casino Corporation 1992 Stock Option Plan (the "1992 Plan") were made to the named executive officers during the fiscal year ended December 31, 1997.

                                              OPTION GRANTS IN LAST FISCAL YEAR
                                                   INDIVIDUAL GRANTS
                               -----------------------------------------------------------
                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                             % OF TOTAL                                    ANNUAL RATES OF STOCK
                                               OPTIONS                 MARKET               PRICE APPRECIATION
                                OPTIONS/      GRANTED TO    EXERCISE  PRICE ON                FOR OPTION TERM
                                 SAR'S        EMPLOYEES     OR BASE   DATE OF   EXPIRATION ---------------------
   NAME                        GRANTED (a)  IN FISCAL YEAR   PRICE     GRANT       DATE       5%         10%
   ----                        -----------  --------------  --------  --------  ---------- --------   ----------

Jack E. Pratt                    150,000         50.0        $2.81    $2.81      9/11/02   $116,556   $257,559
Edward T. Pratt III              150,000         50.0         2.81     2.81      9/11/02    116,556    257,559
Edward T. Pratt, Jr.                -             -            -        -            -          -          -
William D. Pratt                    -             -            -        -            -          -          -
Richard D. Knight                   -             -            -        -            -          -          -

---------------------

(a) Options granted "at market" on the date of grant and first become exercisable six months from the date of grant.

   OPTION EXERCISES AND HOLDINGS

   The following table provides information, with respect to the named executive officers, concerning options granted under the 1992 Plan and the 1996 Plan during the last fiscal year and unexercised options held as of the end of the fiscal year:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                            1992 PLAN AND 1996 PLAN
                            -----------------------

                                                                                           VALUE OF UNEXERCISED
                                                                                          IN-THE-MONEY OPTIONS AT
                                                                                          FY-END (MARKET PRICE OF
                                         VALUE REALIZED         NUMBER OF UNEXERCISED     SHARES AT FY-END ($1.84)
                              SHARES    (MARKET PRICE AT          OPTIONS AT FY END         LESS EXERCISE PRICE)
                             ACQUIRED    EXERCISE LESS       --------------------------  --------------------------
         NAME              ON EXERCISE   EXERCISE PRICE)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
         ----             -------------  ---------------     -----------  -------------  -----------  -------------

Jack E. Pratt.........           -        $      -             150,000       150,000      $    -        $     -
Edward T. Pratt III...         50,000          95,283          190,008       150,000         73,741           -
Edward T. Pratt, Jr...           -               -                -             -              -              -
William D. Pratt......           -               -                -             -              -              -
Richard D. Knight.....           -               -                -             -              -              -

   EMPLOYMENT CONTRACTS

   Jack E. Pratt, Chairman of the Board and Chief Executive Officer of the Company, Edward T. Pratt, Jr., Vice Chairman of the Board, Vice President and Treasurer of the Company, and William D. Pratt, Executive Vice President, Secretary and General Counsel of the Company, are under employment contracts with the Company and have provided services to GBCC pursuant to intercompany allocation agreements ratified by the respective Boards of Directors of the Company and GBCC. Their employment contracts were executed during October 1989 and originally expired on December 31, 1994, but have subsequently been extended by amendment through December 31, 2001 with respect to Jack E. Pratt and to December 31, 2000 with respect to Edward T. Pratt, Jr. and William D. Pratt. Services to GBCC will continue to be provided pursuant to intercompany allocation agreements. The terms of the contracts may be extended again by mutual agreement of the parties and the extended term, or any further extension thereof, will be followed immediately by a four-year period as consultants to the Company. Upon expiration of the consulting term, each of the Pratt Brothers will be entitled to receive a lifetime pension benefit and his designated beneficiary is entitled to receive a death benefit, throughout the term of the employment, consulting and pension benefit periods.

   The terms of the employment contracts provide for an annual base salary in the first year for Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt of $350,000, $223,000 and $191,000, respectively, subject to annual review and increase by the Compensation Committee of the Board of Directors of the Company. Compensation under the consulting and pension benefit provisions of the employment contracts of each of the Pratt Brothers will be 75% of the average of his three highest annual salaries during the employment term of the contract. The death benefit is derived by multiplying a Pratt Brother's highest annual salary during his employment term by 50% and such benefit will be paid annually to his designated beneficiary for a period of ten years after his death. The estimated annual pension benefit payable to Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt is currently $484,000, $244,000 and $221,000, respectively.

   Edward T. Pratt III, President and Chief Operating Officer of the Company, is under an employment contract dated as of May 1, 1996 in such capacities continuing through April 30, 2000 unless sooner terminated by either party. The terms of Mr. Pratt's agreement provide for a minimum annual base salary effective January 1, 1996 of $425,000, subject to annual review and increase by the Compensation Committee of the Board of Directors of the Company. In the event of a change in control of the Company, the agreement provides that if Mr. Pratt's employment were to be terminated, he would receive the greater of the remaining compensation under his employment contract or three times his then annual base salary, payable in a lump sum or in equal monthly installments over the applicable period.

   Richard D. Knight, Executive Vice President of Operations of the Company and Executive Vice President and Chief Operating Officer of HCA and HCT, is under an employment contract, as amended on December 31, 1997, in such capacities continuing through December 31, 2000 unless sooner terminated by either party. The terms of Mr. Knight's agreement provide for an annual base salary of $456,500, subject to annual review and adjustment. In the event of a change in control of the Company, the agreement provides that if Mr. Knight's employment were to be terminated, he would receive the greater of the remaining compensation under his employment contract or two times his then annual base salary, payable in a lump sum or in equal monthly installments over the applicable period.

   STOCK OPTION PLANS

   The Hollywood Casino Corporation 1996 Long-Term Incentive Plan. During 1996, the stockholders of the Company approved the adoption of the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan"). The Company has reserved 3,000,000 shares of its Class A Common Stock for grants of nonqualified stock options, stock options qualified for special tax treatment under the Internal Revenue Code and restricted stock awards (collectively, "awards") to employees of the Company and its subsidiaries.

   Awards under the 1996 Plan, together with the exercise price, vesting schedule and restrictions and conditions, if any, are determined by a Committee of the Board of Directors of the Company. However, any common stock acquired pursuant to an award to a director, executive officer or 10% or greater stockholder of the Company must be held by that participant for at least six months from the date of the award, unless the Committee determines that a disposition would not violate the federal securities laws. The exercise price must be at least 100% (or at least 110% in the case of incentive stock options granted to certain employees who own greater than 10% of the outstanding Common Stock of the Company) of the fair market value of the Common Stock on the date of grant and may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise.

   No participant in the 1996 Plan may receive awards during any fiscal year covering an aggregate of more than 150,000 shares of Common Stock. The grant of incentive stock options is also subject to a $100,000 calendar year limit. Upon termination of a participant's employment for any reason, the participant will forfeit the nonvested portions of all awards he or she holds. Awards which have not yet vested are not transferable or assignable other than by will or by the laws of descent and distribution. The 1996 Plan also provides that in the event of a "Change in Control", as such term is defined in the 1996 Plan, all unmatured installments of awards will become fully accelerated and exercisable in full.

   The Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan. During 1996, the stockholders of the Company approved the adoption of the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan (the "Directors' Plan"). The Company has reserved 150,000 shares of its Class A Common Stock for grants of nonqualified stock options to directors who are not employees of the Company ("outside directors") in order to attract and retain such individuals and encourage their performance.

   Under the Directors' Plan, an option to purchase 10,000 shares of Common Stock was granted to each outside director upon adoption of the Directors' Plan in 1996. Each person becoming an outside director subsequent to adoption of the Directors' Plan will automatically receive an option to purchase 10,000 shares on the date that person becomes a director. Additionally, outside directors will receive a nonqualified option to purchase 2,500 shares of Common Stock on January 15 of each year. The exercise price for all options under the Directors' Plan is 100% of the fair market value of the Common Stock on the date of grant and may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise. An outside director may also elect to receive all or part of his or her retainer fee in the form of Common Stock of the Company based on the market value of the Common Stock as of the end of the period for which such fee applies. Common Stock received in lieu of a retainer fee is fully vested upon receipt.

   Options granted under the Directors' Plan extend for ten years from and may be exercised any time after six months from the date of grant. Upon termination of a participant's service as a director due to death or total disability, outstanding options may be exercised for a period of 12 months after such termination unless the original expiration date of the option is sooner. Upon termination of a participant's service as a director for reason of retirement, outstanding options may be exercised for a period of three months after such retirement. Options granted under the Directors' Plan are not transferable or assignable other than by will or by the laws of descent and distribution.

   The 1992 Hollywood Casino Corporation Stock Option Plan. During 1992, the Company reserved 1,197,000 shares of Class B Common Stock for the purpose of establishing the Hollywood Casino Corporation 1992 Stock Option Plan (the "1992 Plan") for its key executives. After the consummation of the Company's initial public offering in June 1993 all stock options outstanding under the 1992 Plan became exercisable for Class A Common Stock and any options granted under the 1992 Plan after that date are to purchase Class A Common Stock.

   Options granted under the 1992 Plan vest in equal annual installments over a period of three years. In the event of the death, disability or retirement of a participant in the 1992 Plan, the participant's options will accelerate and be exercisable in full. If the participant's employment with the Company is terminated for cause (as defined in the 1992 Plan), the options held by that participant shall automatically terminate. Options granted under the 1992 Plan are not assignable except by will, the laws of descent and distribution or pursuant to qualified domestic relations order. The 1992 Plan provides that if any person or group (other than certain members of the Pratt family) becomes the beneficial owner of 51% or more of the total voting power of each class of the Company's capital stock (subject to certain exceptions), the vesting of all outstanding options will accelerate and be exercisable in full. The exercise of incentive stock options granted under the 1992 Plan is subject to a $100,000 calendar-year limit for each option holder based on the fair market value of the Company's Common Stock at the time the option was granted.

   The exercise price of options granted under the Company Plan may be paid in cash or in shares of Class A Common Stock valued at fair market value on the date of exercise.

   EMPLOYEE RETIREMENT SAVINGS PLAN

   During 1993, the Company adopted The Hollywood Casino Corporation and Subsidiaries Retirement Savings Plan (the "Savings Plan"), a qualified defined contribution plan for the benefit of all of the Company's employees who satisfy certain eligibility requirements. The Savings Plan is qualified under the requirements of section 401(k) of the Code allowing participating employees to benefit from the tax deferral opportunities provided therein. All employees of the Company who have completed one year of service, as defined, and who have attained the age of 21, are eligible to participate in the Savings Plan.

   The Savings Plan provides for a matching contribution by the Company based upon certain criteria, including levels of participation by the Company's employees. The Company accrued matching contributions totaling approximately $559,000 for the year ended December 31, 1997.

   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee of the Board of Directors of the Company is comprised of Messrs. William D. Pratt, James A. Colquitt and Theodore H. Strauss. Jack E. Pratt also served on the Compensation Committee prior to May 30, 1997. Jack E. Pratt and William D. Pratt also serve as executive officers of the Company and William D. Pratt also serves as an executive officer and director of GBCC. Jack E. Pratt also serves on the Compensation Committee of GBCC as did William D. Pratt until May 21, 1997. Mr. Strauss is senior managing director of Bear, Stearns & Co. Inc., which served as underwriters with respect to the October 1995 offering of $210 million of Senior Secured Notes by the Company.

                      REPORT OF THE COMPENSATION COMMITTEE

   The Compensation Committee believes that the Company's continued growth in the casino industry is directly attributable to the caliber and commitment of its officers, senior management and key operational managers. Attracting and retaining executives capable of sustaining and managing the Company's growth over the long term are fundamental to building stockholder value and are among the Company's highest priorities. As a reflection of such high priority, the Company retained the Performance and Compensation Management Consulting Practice of KPMG Peat Marwick (the "Consultant") in 1995 and 1996 to conduct a review and analysis of the Company's executive compensation policy and provide the Company with recommendations for such policy (the "Consultant's Report").

   It is the Compensation Committee's overall goal to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of Company compensation polices. The Compensation Committee also reviews and approves all salary arrangements and other recommendations for executives, evaluates executive's performance, and considers other matters.

   The Consultant's recommendations contained in the Consultant's Report affirmed the Company's existing executive compensation policy that executive compensation should consist of three components: a base salary commensurate with each executive's respective scope of responsibilities and level of personal performance and competitive with the base salary offered to executives of similar caliber and responsibilities in comparable gaming companies and other relevant industries; an annual incentive compensation program rewarding exceptional financial and operational performance as measured against predetermined criteria and taking into account prevailing operational, financial, competitive, regulatory and other constraints; and a stock option program tying executive compensation to long-term share price appreciation.

   Adjustments to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive's efforts in promoting Company values; continuing management training and development; improving quality; developing relationships with customers, suppliers and employees; demonstrating leadership abilities among coworkers; and other goals.

   The 1997 executive incentive compensation plan of the Company (the "1997 Incentive Compensation Plan"), which was approved by the independent members of the Compensation Committee effective as of March 18, 1997, promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve Company, business unit and individual performance goals. The 1997 Incentive Compensation Plan provides that a bonus will be awarded to certain key executives of the Company and its subsidiaries designated by management if certain specific pre-determined company or business unit financial goals set by management at the beginning of the fiscal year 1997 are achieved by such executives during the fiscal year 1997. Notwithstanding the foregoing, (i) except as provided in item
(ii) below, no bonus payouts will be made under the 1997 Incentive Compensation Plan if any minimum threshold performance goal set by management is not achieved, (ii) the Compensation Committee may award a bonus to a participant in the 1997 Incentive Compensation Plan in amounts not to exceed 25% of annual base salary if the performance goal is not met due to circumstances beyond the reasonable control of such participant and the Compensation Committee determines that such a bonus is merited and (iii) maximum bonus payouts will be 200% of targeted payouts for superior performance relative to target forecast numbers. The targets established in the 1997 Incentive Compensation Plan are considered by the Compensation Committee to be achievable, but to require stretch performance from each executive.

   Long-term incentives are provided to executives pursuant to the Company's stock option plans. In 1996 the Board of Directors of the Company adopted, and the stockholders of the Company ratified, the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Long-Term Incentive Plan"). The 1996 Long-Term Incentive Plan is administered by a committee (the "Plan Committee") consisting of Messrs. James A. Colquitt and Theodore H. Strauss who are also members of the Compensation Committee. The purpose of the 1996 Long-Term Incentive Plan is to attract and retain key executives by the grant of awards to such executives (such as stock options and restricted stock) which provide them with proprietary interest in the Company which will only appreciate in value if the price of the stock of the Company increases. The Plan Committee's objective is to provide executives with long-term incentive award opportunities that are on par with grants made within the Company's industry and are reflective of performance. Long-term incentive award guidelines have been developed based on the same method used in establishing bonus award guidelines. Practices of comparable companies have been adapted for use at the Company with the actual percent granted varying by position within the Company.

   The Compensation Committee believes that the compensation program for the executives of the Company is comparable with the compensation program provided by comparable companies and serves the best interests of the stockholders of the Company. The Compensation Committee also believes that performance pay is appropriately linked to individual performance, annual financial performance of the Company and stockholder value.

   Mr. Jack E. Pratt is Chairman of the Board and Chief Executive Officer of the Company and also previously served as Chairman of the Board and Chief Executive Officer of Greate Bay Casino Corporation ("GBCC") which, prior to December 31, 1996, was a direct approximately 80% owned subsidiary of the Company, until his resignation from his positions with GBCC on January 2, 1998. Pursuant to an employment agreement with GBCC dated as of September 21, 1989, as amended (the "Pratt Employment Agreement"), which the Company assumed effective as of January 1, 1996 and which is described in the Company's Form 10-K for the fiscal year ended December 31, 1997, and certain services agreements between the Company and subsidiaries of GBCC (the "Services Agreements") described in the Company's Form 10-K for the fiscal year ended December 31, 1997, Mr. Pratt performed services in the fiscal year 1997 for the Company and GBCC which allocated the cost of such services as provided in the Services Agreements. Effective as of January 1, 1998, the Company extended the expiration date of the Pratt Employment Agreement from December 31, 2000 to December 31, 2001.

   In light of previous decisions of the Board of Directors of the Company and its Compensation Committee, the minimum annual base salary of Mr. Pratt under the Employment Agreement was set at $645,000 effective as of January 1, 1996 and there have been no adjustments to such annual base salary since January 1, 1996. In accordance with the terms of the Services Agreements, the Company's portion of such annual base salary during 1997 was $434,709. Based on the computation of the 1997 operating results of the Company and the application of the methodology of the 1997 Incentive Compensation Plan to such 1997 operating results, the independent members of the Compensation Committee awarded a bonus to Mr. Jack E. Pratt in the amount of $228,476 on February 9, 1998. In addition, in order to encourage long-term performance, the Plan Committee awarded to Mr. Pratt under the 1996 Long-Term Incentive Plan the grant of a non-qualified stock option to purchase 150,000 shares of the Class A Common Stock of the Company at the fair market value of such stock on September 11, 1997 (i.e., $2.8125 per share).

   Federal income tax legislation has limited the deductibility of certain compensation paid to the Chief Executive Officer and covered employees to the extent the compensation exceeds $1,000,000. Performance-based compensation and certain other compensation, as defined, are not subject to the deduction limitation. It is not currently anticipated that any covered employee could earn annual compensation in excess of the one million dollar definition under existing or proposed compensation plans. The Company continually reviews its compensation plans to minimize or avoid potential adverse effects of this legislation. The Compensation Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation for deductibility if that appears appropriate at some time in the future.

   This report and the accompanying stock price performance graph are provided for general informational purposes only pursuant to regulations under the Securities Exchange Act of 1934. No information contained in this report or the accompanying graph shall be deemed to be filed in whole or in part for purposes under the Securities Act or the Securities Exchange Act of 1934, or incorporated by reference into any filing made thereunder.

                                    Compensation Committee


                                    Theodore H. Strauss
                                    James A. Colquitt
                                    William D. Pratt

                            STOCK PRICE PERFORMANCE

   The graph set forth below compares the stock price performance of the Company with those of the Dow Jones Equity Market Index and the Dow Jones Index for the Casino Industry for the period since the Company's Common Stock became publicly traded (May 28, 1993). The Company has not paid dividends over such period of time; however, the comparative equity market and industry data assumes reinvestment of dividends. The stock price performance shown below may not be indicative of future stock price performance. (Table substituted for graph).

                          Hollywood Casino Corporation
                            Stock Price Performance
                              (May 28, 1993 = 100)



                                                  Hollywood
                          Equity      Casino       Casino
        Date              Index       Index      Corporation
--------------------      ------      ------     -----------

May 28, 1993               100.0       100.0        100.0
June 30, 1993              100.4        99.9        135.9
September 30, 1993         103.2       129.8         92.2
December 31, 1993          105.2       117.9         79.7
March 31, 1994             101.2       102.2         70.3
June 30, 1994              101.4        78.2         42.2
September 30, 1994         106.2        87.8         42.2
December 30, 1994          106.0        90.5         35.9
March 31, 1995             116.3       117.1         35.2
June 30, 1995              127.5       131.0         55.5
September 29, 1995         138.0       126.2         43.8
December 29, 1995          145.9       120.1         26.6
March 29, 1996             154.1       146.4         21.5
June 28, 1996              160.7       170.5         43.0
September 30, 1996         166.0       141.7         30.5
December 31, 1996          179.5       131.0         23.4
March 31, 1997             183.7       112.6         21.9
June 30, 1997              214.9       123.7         18.8
September 30, 1997         232.8       144.0         18.0
December 31, 1997          240.4       115.2         11.5

                          TRANSACTIONS WITH MANAGEMENT



   GREATE BAY CASINO CORPORATION. As a result of the distribution by the Company of the stock it owned in GBCC to the Company's stockholders on December 31, 1996, GBCC is no longer a consolidated subsidiary. GBCC, however, remains approximately 36% owned by the Pratt Family and GBCC and the Company have a number of common officers and directors.

   During 1990, the Company acquired approximately $38.8 million of unsecured notes (the "PCPI Notes") issued by PCPI Funding Corp., a subsidiary of GBCC. As part of a refinancing in February 1994 of virtually all of GBCC's casino-related outstanding debt, a newly formed subsidiary of GBCC issued approximately $40.5 million discounted principal amount of new deferred interest notes (the "PPI Funding Notes") in exchange for the $38.8 million principal amount of PCPI Notes held by the Company. The increased principal amount of the new notes included a call premium on the exchange ($1.7 million) equal to 4 1/2% of the principal amount of PCPI Notes exchanged; such premium was paid to all third parties holding PCPI Notes.

   It was anticipated that one of the Company's primary methods of collection with respect to the PPI Funding Notes would be through the utilization of tax net operating losses generated in prior years by GBCC. As GBCC is no longer a consolidated subsidiary for federal income tax purposes, this means of collection is no longer available to the Company. At December 31, 1997, the Company evaluated the collectability of the PPI Funding Notes. Such evaluation was based, in part, on the Company's determination of the potential for repayment of the PPI Funding Notes by means of the available cash and noncash assets of PPI Funding Corp. and its affiliates. Particular consideration was given to the filing for protection under Chapter 11 of the United States Bankruptcy Code by GBCC's most significant subsidiary on January 5, 1998. The Company concluded that a write down of its receivable in the amount of $15.7 million together with the establishment of a valuation allowance in the amount of $18 million was necessary to reduce the carrying amount of the PPI Funding Notes to their estimated realizable value of $12.3 million. Management anticipates that this balance will be realized through a combination of asset acquisitions and repayments from GBCC.

   Since May 1992, GBCC has borrowed funds from the Company for various purposes. As of December 31, 1996, the outstanding balance on such borrowings was $6.8 million. Of the amounts borrowed, $250,000 is due on demand, or if no demand is made, on April 1, 1998. Such borrowing from the Company bears interest at the rate of 14% per annum, payable semiannually. The remaining $6.5 million was borrowed from the Company during 1996 on a demand basis with interest at the rate of 13 3/4% per annum payable quarterly commencing October 1, 1996. Interest receivable in connection with such borrowings amounted to $839,000 at December 31, 1997. Payment of interest on borrowings from the Company is subject to the approval of New Jersey gaming authorities.

   Hollywood Casino - Aurora, Inc. ("HCA"), a wholly owned subsidiary of the Company, was organized for the purpose of developing and owning a riverboat gaming facility in Aurora, Illinois, (the "Aurora Casino") which commenced operations on June 17, 1993. Prior to the acquisition discussed in the following paragraph, GBCC received, pursuant to a services agreement, a base services fee equal to 5% of operating revenues (as defined in the agreement) subject to a maximum of $5.5 million annually, and an incentive fee equal to 10% of gross operating profit (as defined in the agreement to generally include all revenues, less expenses other than depreciation, interest, amortization and taxes). HCA incurred management fees of $2.7 million prior to April 1, 1997.

   As of April 1, 1997, a subsidiary of the Company acquired the general partnership interest in the limited partnership which holds the management contract on the Aurora Casino from a subsidiary of

GBCC. As general partner, the Company receives 99% of the first $84,000 of net income earned by the partnership each month and 1% of any income earned above such amount. The Company issued to the GBCC subsidiary a five-year note in the original amount of $3.8 million, assigned $7.6 million principal amount of PPI Funding Notes (see above) and assigned certain accrued interest receivable in exchange for the general partnership interest. The $3.8 million note is payable in monthly installments of $83,000, including interest at the rate of 14% per annum, commencing on May 1, 1997, with additional quarterly variable principal payments commencing on July 1, 1997 in an amount equal to the Company's share of quarterly cash distributions, as defined, from the limited partnership. The Company incurred interest expense amounting to $383,000 during the year ended December 31, 1997 and has accrued interest payable to GBCC of $41,000 at December 31, 1997.

   HWCC - Tunica, Inc. ("HCT"), a wholly owned subsidiary of the Company, completed construction of a dockside gaming facility in Tunica County, Mississippi (the "Tunica Casino") which commenced operations in August 1994. Pursuant to a ten-year consulting agreement with HCT, GBCC receives monthly consulting fees of $100,000.

   The Company and its subsidiaries share certain general and administrative costs with GBCC. Net allocated costs and fees charged to GBCC amounted to $1.8 million during the year ended December 31, 1997. A receivable in the amount of $156,000 in connection with such allocated costs and fees was due to the Company at December 31, 1997.

   Various subsidiaries of GBCC provide certain marketing and other administrative services to casino facilities owned by the Company. The casino facilities are billed for such services at either the direct or allocated cost of providing the services. Such charges amounted to $827,000 during the year ended December 31, 1997.

   A subsidiary of GBCC provides computer-related services to the Company's casino facilities. The GBCC subsidiary has an agreement with one casino facility through December 31, 1999; such agreement provides for the sale of computer hardware and information systems equipment and the licensing of software necessary to operate the facility. The casino pays prices and fees in amounts and on terms and conditions that the subsidiary provides to unrelated third parties as well as a fixed license and consulting fee of $33,600 per month. The subsidiary is also reimbursed for its direct costs and expenses incurred under this agreement. The GBCC subsidiary also provides similar services and hardware to another casino facility which it charges for direct costs and expenses. Total charges to the two casinos amounted to $664,000 during the year ended December 31, 1997. Payables to the GBCC subsidiary at December 31, 1997 totalled $55,000.

   OTHER. In September 1994, a subsidiary of the Company entered into an agreement with an entity owned by a relation to the Pratt Brothers to manage the operation and maintenance of a company-owned aircraft and to make such aircraft available for charters by third parties. The aircraft was sold during March 1997 with the Company realizing a gain of the sale of approximately $460,000. The Company also occasionally charters aircraft from the maintenance company. Charter fees, expenses and commissions totaling $268,000 were paid to the maintenance company during the year ended December 31, 1997.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   Upon the recommendation of the Audit Committee and subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has appointed Arthur Andersen LLP ("Andersen") to serve as the independent public accountants of the Company for its fiscal year ending December 31, 1998. Andersen, which has served as the independent public accountants of the Company since 1990, follows a policy of rotating the engagement partner every seven years. Other partners and non-partner personnel are rotated on a periodic basis. Representatives of Andersen are expected to be present at the Annual

Meeting to make a statement or to respond to questions. If the appointment of Andersen is not ratified by the stockholders, the Board of Directors will appoint other independent public accountants based upon the recommendation of the Audit Committee.

   The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Andersen.

RECOMMENDATION

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1998.

                                 OTHER BUSINESS

   The Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the Annual Meeting. If, however, any other business should properly be presented to the Annual Meeting, the persons named in the accompanying Proxy will vote the Proxy as in their discretion they may deem desirable.

                             STOCKHOLDER PROPOSALS

   Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proposals for inclusion in the Company's proxy statement for consideration at its Annual Meeting of Stockholders by submitting proposals to the Company in a timely manner. In order to be so included for the 1999 Annual Meeting, stockholder proposals must be received by the Company by January 8, 1999, and must otherwise comply with the requirements of Rule 14a-8.

                    COPIES OF THE ANNUAL REPORT ON FORM 10-K
               FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

   The Annual Report on Form 10-K covering the Company's year ended December 31, 1997, including audited financial statements, is enclosed herewith. The Form 10-K does not form any part of the materials for the solicitation of Proxies. The enclosed Form 10-K does not include all exhibits required to be filed with the Securities and Exchange Commission. However, these exhibits are listed in
Part III of the enclosed Form 10-K, and the Company will furnish, for a minimal charge, any such exhibit to each stockholder upon written request. Written requests for exhibits should be directed to Investor Relations, Hollywood Casino Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          William D. Pratt, Secretary


April 28, 1998
Dallas, Texas



   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                          HOLLYWOOD CASINO CORPORATION
                         Two Galleria Tower, Suite 2200
                             13455 Noel Road, LB 48
                              Dallas, Texas  75240

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Jack E. Pratt and Edward T. Pratt III as proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and vote as designated below, all of the shares of the Common Stock of Hollywood Casino Corporation (the "Company") held of record by the undersigned on April 15, 1998, at the Annual Meeting of Stockholders to be held on May 28, 1998, or any adjournment(s) thereof.

1. PROPOSAL TO ELECT AS CLASS II DIRECTORS OF THE COMPANY THE FOLLOWING PERSONS TO HOLD OFFICE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

    FOR ALL nominees listed below                  WITHHOLD AUTHORITY
        (except as marked to the contrary below)       to vote for all nominees
    ---                                            ---
                                                       below.

       Edward T. Pratt, Jr.                           William D. Pratt

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

   -------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1998.

                    FOR             AGAINST             ABSTAIN
              -----           -----               -----

--------------------------------------------------------------------------------
                        (please sign on the other side)

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1 AND FOR THE ACTION UNDER PROPOSAL 2.

                                    Dated:                            , 1998
                                          ----------------------------

                                    ----------------------------------------
                                                   Signature


                                    ----------------------------------------
                                            Signature if Held Jointly

Please execute this Proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.